                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                             HEALTH CARE REIT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             HEALTH CARE REIT, INC.

                          NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS

                                      AND

                                PROXY STATEMENT

                                  MEETING DATE

                                  MAY 2, 2002

                               ------------------

                            YOUR VOTE IS IMPORTANT!

  YOU ARE URGED TO SIGN, DATE, AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             HEALTH CARE REIT, INC.
                                  One SeaGate
                                   Suite 1500
                               Toledo, Ohio 43604

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 2, 2002

TO THE STOCKHOLDERS OF HEALTH CARE REIT, INC.:

     The Annual Meeting of Stockholders of Health Care REIT, Inc. will be held on May 2, 2002 at 10:00 a.m. in the Auditorium of One SeaGate, Toledo, Ohio, for the purpose of considering and acting upon:

     1. The election of three Directors for a term of three years;

     2. The ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year 2002; and

     3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 7, 2002 will be entitled to notice of, and to vote at, such Annual Meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          ERIN C. IBELE
                                          Vice President and Corporate Secretary

Toledo, Ohio
March 29, 2002

     PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND GIVING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                             HEALTH CARE REIT, INC.

                                  ONE SEAGATE
                                   SUITE 1500
                               TOLEDO, OHIO 43604

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 2, 2002

                                    GENERAL

     This Proxy Statement is furnished to the stockholders of Health Care REIT, Inc. (the "Company") by its Management and the Board of Directors in connection with the solicitation of proxies in the enclosed form to be used in voting at the Annual Meeting of Stockholders (the "Annual Meeting"), which is scheduled to be held on Thursday, May 2, 2002 at 10:00 a.m. as set forth in the foregoing notice. At the Annual Meeting, the stockholders will be asked to elect three Directors, ratify the appointment of Ernst & Young LLP as independent auditors and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     A share cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned properly executed and dated, the shares represented thereby will be voted at the Annual Meeting. If a choice is specified in the proxy, the shares represented thereby will be voted in accordance with such specification. If no specification is made, the proxy will be voted FOR the action proposed. Any stockholder giving a proxy has the right to revoke it any time before it is voted by filing with the Vice President/Corporate Secretary of the Company a written revocation, or by filing a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. The revocation of a proxy will not be effective until notice thereof has been received by the Vice President/Corporate Secretary of the Company.

     The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors and officers of the Company may solicit proxies in writing or by telephone, fax or personal interview. The Company will reimburse Directors and officers for their reasonable out-of-pocket expenses in connection with such solicitation. The Company will request brokers and nominees who hold shares in their names to furnish this proxy material to the persons for whom they hold shares and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in connection therewith. The Company has hired Mellon Investor Services LLC to solicit proxies for a fee not to exceed $5,000, plus expenses and other customary charges.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total number of shares of voting securities outstanding on the record date shall constitute a quorum for the transaction of business by such holders at the Annual Meeting. The three nominees for election as Directors who receive the highest number of votes therefor at the Annual Meeting shall be elected as Directors. Approval of all other matters shall require the affirmative vote of a majority of the shares of voting securities present in person or represented by proxy.

     The executive offices of the Company are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, and its mailing address is One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio 43603-1475. The telephone number is (419) 247-2800. The approximate date on which this material was first sent to stockholders was April 2, 2002. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES AND EXHIBITS THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE VICE PRESIDENT/CORPORATE SECRETARY, HEALTH CARE REIT, INC. AT THE ABOVE ADDRESS.

                         VOTING SECURITIES OUTSTANDING

     The Company had outstanding 33,947,137 shares of common stock, $1.00 par value per share (the "shares of common stock"), and 3,000,000 shares of Series C cumulative convertible preferred stock, $1.00 par value per share (the "shares of preferred stock"), on March 29, 2002. These shares constitute the only classes of outstanding voting securities of the Company. Stockholders of record at the close of business on March 7, 2002 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. On all matters to come before the Annual Meeting, each share of common stock is entitled to one vote and each share of preferred stock is entitled to .97561 of one vote, the percentage of common shares into which a preferred share is currently convertible.

                   PROPOSAL 1 -- ELECTION OF THREE DIRECTORS

     The Company is currently authorized to have nine Directors. The By-Laws divide the Board into three classes: Class I, Class II, and Class III. The Directors are elected for a three-year term or until the election and qualification of their respective successors. Proxies received will be voted to elect the three Directors named below to serve for a three-year term until their respective successors are elected and have qualified or until their earlier resignation or removal.

     If any nominee declines or is unable to accept such nomination to serve as a Director, events which Management does not now expect, the proxy reserves the right to substitute another person as a Management nominee, or to reduce the number of Management nominees, as they shall deem advisable. The Proxy solicited hereby will not be voted to elect more than three Directors.

                                    CLASS I
                            DIRECTORS TO BE ELECTED

     WILLIAM C. BALLARD, JR., AGE 61. Mr. Ballard is Of Counsel to Greenebaum, Doll & McDonald PLLC (law firm) and has held this position since 1992. From 1972 to 1992, Mr. Ballard was Executive Vice President, Chief Financial Officer and Director of Humana Inc. (provider of integrated health care services). Mr. Ballard also serves as a Director of Trover Solutions, Inc. (healthcare subrogation and recovery services) and UnitedHealth Group (managed care company). Mr. Ballard has served as a Director of the Company since 1996 and is a member of the Board's Investment, Nominating and Planning Committees.

     PETER J. GRUA, AGE 48. Mr. Grua is a Principal and President of HLM Management Company, Inc. (registered investment adviser). From 1986 until 1992, Mr. Grua was a Managing Director and Senior Analyst of Alex. Brown & Sons, Incorporated (brokerage services). Mr. Grua has served as a Director of the Company since 1999 and is a member of the Board's Investment, Nominating and Planning Committees.

     R. SCOTT TRUMBULL, AGE 53. Mr. Trumbull is Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc. (manufacturer of glass and plastic packaging products), a position he has held since November 2001. From 1993 to October 2001, Mr. Trumbull served as Executive Vice President, International Operations & Corporate Development of Owens-Illinois, Inc. Mr. Trumbull is a member of the Board of Franklin Electric Company, Inc. (manufacturer of electric motors). Mr. Trumbull has served as a Director of the Company since 1999 and is a member of the Board's Audit, Investment and Planning Committees.

     THE MANAGEMENT AND THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" THE ELECTION OF THE ABOVE NOMINEES. The nominees who receive the highest number of votes at the Annual Meeting shall be elected as Directors.

                                    CLASS II
                       DIRECTORS WHOSE TERMS CONTINUE (1)

     PIER C. BORRA, AGE 62. Mr. Borra is Chairman and Chief Executive Officer of CORA Health Services, Inc. (outpatient rehabilitation services), a position he has held since January 1998. From April 1985 to December

1997, Mr. Borra served as Chairman, President and Chief Executive Officer of Arbor Health Care Company (operator of nursing homes). Mr. Borra has served as a Director of the Company since 1991 and is a member of the Board's Compensation, Investment and Planning Committees.

     GEORGE L. CHAPMAN, AGE 54. Mr. Chapman became Chairman, Chief Executive Officer and President of the Company in October 1996. From 1992 to October 1996, Mr. Chapman served in various capacities, including President, Executive Vice President and General Counsel of the Company. Mr. Chapman has served as a Director of the Company since 1994 and is a member of the Board's Executive, Investment, Nominating and Planning Committees.

     SHARON M. OSTER, AGE 53. Ms. Oster is Professor of Economics, Entrepreneurship and Management, Yale University School of Management. Ms. Oster also serves as a Director of Aristotle Corporation (holding company for a manufacturer of educational products) and Transpro, Inc. (designer and manufacturer of precision transportation products). Ms. Oster has served as a Director of the Company since 1994 and is a member of the Board's Audit, Investment and Planning Committees.

                                   CLASS III
                       DIRECTORS WHOSE TERMS CONTINUE (2)

     JEFFREY H. DONAHUE, AGE 55. Mr. Donahue is Executive Vice President and Chief Financial Officer of The Rouse Company (real estate development and operations), a position he has held since December 1998. From September 1993 to December 1998, Mr. Donahue served as Senior Vice President and Chief Financial Officer of The Rouse Company. He has served as a Director of the Company since 1997 and is a member of the Board's Compensation, Investment and Planning Committees.

     BRUCE G. THOMPSON, AGE 72. Mr. Thompson served as a consultant to the Company in 1997 and 1998. From 1970 to October 1996, Mr. Thompson was Chairman and Chief Executive Officer of the Company. In addition, Mr. Thompson serves as President and a Director of First Toledo Corporation (developer of health care facilities), a position he has held since June 1994. Mr. Thompson is also a Director of Kingston HealthCare Company (manager of health care facilities). Mr. Thompson has served as a Director of the Company since 1971 and is a member of the Board's Executive, Investment and Planning Committees.

     RICHARD A. UNVERFERTH, AGE 78. Mr. Unverferth is Chairman of Unverferth Manufacturing, Inc. (agricultural equipment manufacturer). In addition, Mr. Unverferth is Chairman of H.C.F., Inc. (operator of skilled nursing facilities). Mr. Unverferth has served as a Director of the Company since 1971 and is a member of the Board's Audit, Compensation, Executive, Investment, Nominating and Planning Committees.
---------------
(1) The terms of Messrs. Borra and Chapman and Ms. Oster expire in 2003.

(2) The terms of Messrs. Donahue, Thompson and Unverferth expire in 2004.

                              BOARD AND COMMITTEES

     The Board met four times during the year ended December 31, 2001. The Board has standing Audit, Executive, Compensation, Investment, Nominating and Planning Committees. In 1997, the Board appointed a subcommittee of the Investment Committee to meet between Investment Committee meetings. In 2001, each incumbent Director attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served.

     The Audit Committee met four times during the year ended December 31, 2001. The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent auditors; reviews the plan and results of the auditing engagement with the independent auditors; reviews the adequacy of the Company's system of internal accounting controls; and directs and supervises investigations into matters within the scope of its duties. The Audit Committee is governed by a written charter approved by the Board of Directors.

     The function of the Executive Committee is to exercise all the powers of the Board (except any powers specifically reserved to the Board) between meetings of the Board.

     The Compensation Committee, which met three times during 2001, is generally responsible for determining the nature and amount of compensation for Executive Officers.

     The Investment Committee and its subcommittee met three times and two times, respectively during the year ended December 31, 2001.

     The function of the Nominating Committee, which did not meet during 2001, is to select and recommend to the full Board nominees for election as Directors. The Committee may, in its discretion, consider nominees proposed by stockholders of the Company for the 2003 Annual Meeting of Stockholders, provided such recommendations are in writing, contain a description of the nominee's qualifications and his or her consent to serve, and are received by the Company by November 29, 2002.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee, the members of which are independent as defined by the New York Stock Exchange's listing standards, oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with Management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors' independence from Management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of nonaudit services with the auditors' independence.

     The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without Management present, to discuss the results of their examinations, their evaluations of the Company's internal control, and the overall quality of the Company's financial reporting. The Committee held four meetings during fiscal year 2001.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors.

Sharon M. Oster, Audit Committee Chair
R. Scott Trumbull, Audit Committee Member
Richard A. Unverferth, Audit Committee Member
March 29, 2002

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth, as of March 1, 2002, unless otherwise specified, certain information with respect to the beneficial ownership of the Company's shares of common stock by each person who is a Director of the Company, each Executive Officer, and the Directors and Executive Officers of the Company as a group. Unless noted below, each person has sole voting and investment power regarding the Company's shares. Also, unless noted below, the beneficial ownership of each person represents less than 1% of the outstanding common shares of the Company. No member of the group below owns any shares of the Class C cumulative convertible preferred stock. Other than Rothschild Realty Investors IIA L.L.C. as described below, the Company's Management is not aware of any person who, as of March 1, 2002, was the beneficial owner of more than 5% of the outstanding voting securities of the Company.

                                                                    COMMON STOCK
                                           ---------------------------------------------------------------
                                           SHARES HELD       OPTIONS EXERCISABLE         TOTAL SHARES
        NAME OF BENEFICIAL OWNER           OF RECORD(1)        WITHIN 60 DAYS         BENEFICIALLY OWNED
        ------------------------           ------------      -------------------    ----------------------
William C. Ballard, Jr. .................     19,800                25,001                   44,801
Pier C. Borra............................     40,500                25,001                   65,501
Raymond W. Braun.........................     85,596               161,000                  246,596
George L. Chapman........................    167,735               484,211                  651,946(3)
Michael A. Crabtree......................     28,926                29,900                   58,826
Jeffrey H. Donahue.......................      5,250                25,001                   30,251
Peter J. Grua............................     11,500                20,001                   31,501
Charles J. Herman, Jr....................     15,000                 5,250                   20,250
Erin C. Ibele............................     37,239                67,100                  104,339
Sharon M. Oster..........................      5,500                25,001                   30,501
Bruce G. Thompson........................    191,203                25,001                  216,204
R. Scott Trumbull........................      4,667                15,001                   19,668
Richard A. Unverferth....................      8,316(2)             25,001                   33,317
All Directors and Executive Officers as a
  group (13 persons).....................    621,232               932,469                1,553,701(4)

---------------

(1) Includes all restricted shares granted under the Company's 1995 Stock Incentive Plan or Stock Plan for Non-Employee Directors beneficially owned by such Directors and Executive Officers as of March 1, 2002.

(2) Mr. Unverferth disclaims beneficial ownership of 3,816 shares held in his sons' names.

(3) As of March 1, 2002, Mr. Chapman beneficially owned 1.92% of the outstanding common shares of the Company, which includes 3,300 shares held in his sons' names.

(4) Total beneficial ownership represents 4.58% of the outstanding common shares of the Company.

     Based upon a filing made with the Securities and Exchange Commission in April 1999, the only stockholder known to the Company to be the beneficial owner of more than 5% of the Company's outstanding voting securities at March 1, 2002, is set forth below:

                                                              COMMON STOCK           PERCENT OF
                                                           BENEFICIALLY OWNED    OUTSTANDING COMMON
                    BENEFICIAL OWNER                        UPON CONVERSION            STOCK
                    ----------------                       ------------------    ------------------
Five Arrows Realty Securities II L.L.C.
  1251 Avenue of the Americas
  New York, NY 10020.....................................      2,926,830               7.94%(1)

---------------

(1) Includes 2,926,830 shares of common stock that are issuable upon the conversion of the 3,000,000 shares of the Company's Series C Cumulative Convertible Preferred Stock held by Five Arrows Realty Securities II L.L.C., and its sole Managing Member, Rothschild Realty Investors IIA L.L.C.

EXECUTIVE OFFICERS OF THE COMPANY

     The following information is furnished as to the Executive Officers of the
Company:

     GEORGE L. CHAPMAN, AGE 54. Mr. Chapman has served as Chairman, Chief Executive Officer and President of the Company since October 1996. As described above, since 1992, Mr. Chapman has served in various executive capacities with the Company.

     RAYMOND W. BRAUN, AGE 44. Mr. Braun has served as Executive Vice President and Chief Financial Officer since July 2000 and as Chief Operating Officer since January 1997. From January 1993 through January 1997, Mr. Braun served in various roles, including Assistant Vice President, Vice President and Assistant General Counsel of the Company.

     MICHAEL A. CRABTREE, AGE 45. Mr. Crabtree has served as Treasurer of the Company since July 2000 and as Controller of the Company since July 1996. Prior to that date, Mr. Crabtree was Chief Financial Officer of Westhaven Services Co., a provider of pharmaceutical services to nursing homes, holding that position from July 1993 through July 1996.

     ERIN C. IBELE, AGE 40. Ms. Ibele has served as Vice President and Corporate Secretary of the Company since January 1993. Since 1986, Ms. Ibele has served in various capacities with the Company.

     CHARLES J. HERMAN, JR., AGE 36. Mr. Herman has served as Vice President of Operations since August 2000. From 1998 to August 2000, Mr. Herman was a founding member and President of Herman/Turner Group, LLC, a health care consulting company. Prior to that date, Mr. Herman was also a founder and Chief Operating Officer of Capital Valuation Group, a health care consulting firm founded during 1991.

                                  REMUNERATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table presents the total compensation awarded to, earned by, or paid to, the Chief Executive Officer of the Company during 1999, 2000 and 2001, and the total compensation awarded, earned, or paid during 1999, 2000 and 2001 to the Company's most highly compensated Executive Officers who were serving at the end of 2001, and whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                      --------------------------
                                                                       RESTRICTED
                                              ANNUAL COMPENSATION        STOCK        SECURITIES     ALL OTHER
             NAME AND                        ---------------------       AWARDS       UNDERLYING    COMPENSATION
        PRINCIPAL POSITION           YEAR    SALARY($)    BONUS($)      ($) (1)       OPTIONS(#)       ($)(2)
        ------------------           ----    ---------    --------    ------------    ----------    ------------
George L. Chapman,                   2001    $454,230     $454,230     $  610,500      175,000        $69,380
  Chairman, Chief Executive          2000     441,000      418,950        420,250      175,000         33,639
  Officer and President              1999     420,000      393,222        496,875      125,000         20,000

Raymond W. Braun,                    2001     252,865      233,900        335,775       96,250         46,342
  Executive Vice President,          2000     231,958      209,903        231,138       96,250         26,289
  Chief Financial Officer and        1999     210,000      172,035        248,438       62,500         20,000
  Chief Operating Officer

Charles J. Herman, Jr.               2001     200,000       75,000        183,150       52,500              0
  Vice President, Operations         2000      83,333       50,000        126,075       52,500              0
                                     1999         N/A          N/A            N/A          N/A            N/A

Michael A. Crabtree                  2001     130,643       65,322        146,520       42,000         30,824
  Treasurer and Controller           2000     116,005       60,248        100,860       42,000         21,309
                                     1999      99,000       46,344         99,375       25,000         18,002

Erin C. Ibele,                       2001     110,043       55,022        122,100       35,000         32,591
  Vice President,                    2000     106,838       50,748         84,050       35,000         20,571
  Corporate Secretary                1999     101,750       47,631         99,375       25,000         18,553

---------------
(1) The restricted stock awards vest ratably over five years. The restricted stock awards set forth above are valued at the time of grant. The table below shows the aggregate amounts of restricted stock held at December 31, 2001 and the value of such restricted stock (calculated by multiplying the amount of restricted stock by the closing market price of $24.35 on the last trading day of 2001). Dividends are paid on the restricted shares at the same rate as on all other shares of common stock of the Company. Such dividends are not included in the Summary Compensation Table.

                                                                                              RESTRICTED
                                                                                             STOCK GRANTS
                                       NUMBER OF SHARES OF                                       WITH
                                       RESTRICTED STOCK AT     VALUE OF RESTRICTED STOCK        RESPECT
                                        DECEMBER 31, 2001        AT DECEMBER 31, 2001           TO 2001
                                       -------------------     -------------------------     -------------
George L. Chapman...................         95,621                   $2,328,371                25,000
Raymond W. Braun....................         49,961                    1,216,550                13,750
Charles J. Herman, Jr...............         13,500                      328,725                 7,500
Michael A. Crabtree.................         18,778                      457,244                 6,000
Erin C. Ibele.......................         20,110                      489,679                 5,000

(2) Includes $97,236, $76,445 and $76,555 for 2001, 2000 and 1999, respectively, that were or will be contributed in connection with the Company's Retirement Plan and Trust and Money Purchase Pension Plan. "All Other Compensation" also includes $81,901 and $25,362 of principal otherwise payable to the Company that was forgiven in 2001 and 2000, respectively, pursuant to the terms of the Company's Executive Loan Program established in connection with the Stock Incentive Plan. See "Stock Incentive Plan."

EMPLOYMENT AGREEMENTS

     The Company and Mr. Chapman entered into a three-year employment agreement effective January 1, 1997, subject to optional successive three-year renewal terms. Mr. Chapman will serve as the Company's Chairman, Chief Executive Officer and President and receive a minimum annual base salary of $350,000 per annum for 1997 and $400,000 per annum for subsequent years, as well as discretionary annual bonuses and stated fringe benefits. Mr. Chapman's annual base salary was increased to $467,857, effective January 1, 2002. If Mr. Chapman is terminated without cause, he would receive severance pay for the remaining term of the agreement or for 24 months, whichever is greater. If he resigns during the 12 months following a "change in corporate control" (as defined in the employment agreement), he would receive severance pay for 36 months. These severance benefits would be made in a series of monthly payments, in an amount equal to one-twelfth of the sum of his annual base salary and the greater of the average of his annual bonuses for the two fiscal years immediately preceding the termination or change in corporate control or a minimum bonus equal to 50% of his annual base salary. At Mr. Chapman's election, the Company would instead make an immediate lump sum payment equal to the present value of such monthly payments, calculated using a discount rate equal to the interest rate on 90-day Treasury Bills reported at the date the election is delivered. Mr. Chapman's stock option and restricted stock awards under the 1995 Stock Incentive Plan would become vested and immediately exercisable in the event of a change in corporate control, or upon his death, disability or termination without cause. In addition, if it is determined that any payment by the Company to Mr. Chapman would be a golden parachute subject to excise tax, the amount of the payments to him would be increased to cover such excise tax.

     The Company has entered into similar employment agreements with the Company's other Executive Officers, which provide for two-year terms, minimum annual salaries, stated benefits, and severance payments in the event of a termination without cause or a change in corporate control.

STOCK INCENTIVE PLAN

     The Company's 1995 Stock Incentive Plan (the "Stock Incentive Plan") authorizes the Compensation Committee of the Board to grant eligible officers and key employees of the Company awards consisting of options to purchase shares of common stock, stock appreciation rights, dividend equivalent rights, shares of restricted stock or performance shares. Pursuant to the Executive Loan Program established in connection with the Stock Incentive Plan, in January and December 2001, the Company loaned an aggregate of $543,116 to the Company's Executive Officers and one key employee to assist such individuals with paying taxes related to the vesting of restricted stock awards. The Compensation Committee has the discretion to select the particular officers and key employees who will receive awards. At March 1, 2002, 11 officers and key employees of the Company were eligible to participate.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    NUMBER OF      % OF TOTAL
                                      SHARES        OPTIONS
                                    UNDERLYING     GRANTED TO     EXERCISE
                                     OPTIONS       EMPLOYEES      OR BASE                        GRANT
                                    GRANTED(#)     IN FISCAL       PRICE       EXPIRATION        DATE
               NAME                  (1),(2)          YEAR         ($/SH)         DATE        VALUE($)(3)
----------------------------------  ----------     ----------     --------     ----------     -----------
George L. Chapman.................   175,000           37%         $24.42      12/12/11        $250,250
Raymond W. Braun..................    96,250           20%          24.42      12/12/11         137,638
Charles J. Herman, Jr.............    52,500           11%          24.42      12/12/11          75,075
Michael A. Crabtree...............    42,000            9%          24.42      12/12/11          60,060
Erin C. Ibele.....................    35,000            7%          24.42      12/12/11          50,050

---------------

(1) All of the options granted vest between the years 2002 and 2006.

(2) The terms of the options granted permit cashless exercises and payment of the option exercise price by delivery of previously owned shares.

(3) Calculated using the Black-Scholes option valuation methodology. In using such methodology, the following variables were used: risk-free interest rate of 3.44%, dividend yields of 9.30%, expected lives of seven years, and expected volatility of .243%. The actual value, if any, that an Executive Officer may realize will depend upon the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an Executive Officer will be at or near the value estimated by the Black-Scholes model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                         NUMBER OF SHARES
                                                            UNDERLYING                     VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                          SHARES       VALUE            AT FISCAL YEAR END               AT FISCAL YEAR END($)(2)
                        ACQUIRED ON   REALIZED   ---------------------------------   ---------------------------------
         NAME           EXERCISE(#)    ($)(1)    EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
----------------------  -----------   --------   --------------   ----------------   --------------   ----------------
George L. Chapman.....    58,000      $364,470      506,692           486,076          $1,815,365        $1,489,544
Raymond W. Braun......    20,000       144,300      226,034           260,466             699,700           836,113
Charles J. Herman,
  Jr..................         0           N/A       10,500            94,500              79,170           316,680
Michael A. Crabtree...         0           N/A       47,900           103,600             127,361           330,069
Erin C. Ibele.........    29,800       186,007       84,100            94,775             172,880           290,645

---------------

(1) Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per share, multiplied by the number of shares acquired on exercise.

(2) Calculated based on the closing market price on the last trading day of 2001 multiplied by the number of applicable shares covered by in-the-money options, less the total exercise price for such shares.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Effective January 1, 2001, the Compensation Committee of the Board of Directors adopted a Supplemental Executive Retirement Plan (the "SERP"), a non-qualified defined benefit pension plan that provides certain executives selected by the Compensation Committee with supplemental deferred retirement benefits. The SERP provides an opportunity for participants to receive retirement benefits that cannot be paid under the Company's tax-qualified 401(k) Profit Sharing Plan and Money Purchase Pension Plan because of the restrictions imposed by ERISA and the Internal Revenue Code of 1986, as amended.

     The amount of the participant's benefit is calculated using pay and years of service as an employee. The SERP benefit is designed to provide a benefit equal to 35% of the participant's average compensation at retirement, offset by the actuarial equivalent of the benefit provided by the Company's qualified plans. Since the SERP benefit accrues over the career of the participant, the benefit will be subject to a reduction for proration of length of service and early retirement prior to age 65. Average compensation is defined under the SERP to mean the average of the three highest years of salary and bonus compensation considering all years completed prior to the date of retirement.

     The actuarial equivalent of the benefit provided by the Company's qualified plans represents the value of Company contributions to the participant's qualified retirement plan accounts projected to age 65 and expressed as a monthly benefit payable for life. The projected value of Company contributions is determined by using all contributions made on behalf of the participant for plan years completed prior to the date of retirement and a 7.5% interest rate compounded annually.

     The SERP is unfunded and all benefits will be paid from the general assets of the Company. Eligibility is limited to a select group of management or highly compensated employees whose qualified plan benefits are limited by ERISA and the Internal Revenue Code of 1986, as amended. The Compensation Committee has selected George Chapman and Raymond Braun to participate in the SERP. The table below illustrates, for a range of average compensation, the anticipated annual benefit if the participant retired and chose to receive benefits at age 65 calculated prior to any offset for the Company contributions to the participant's qualified plans:

AVERAGE COMPENSATION                                 AGE 65
--------------------                                --------
$  500,000........................................  $175,000
$  600,000........................................  $210,000
$  700,000........................................  $245,000
$  800,000........................................  $280,000
$  900,000........................................  $315,000
$1,000,000........................................  $350,000
$1,100,000........................................  $385,000
$1,200,000........................................  $420,000
$1,300,000........................................  $455,000
$1,400,000........................................  $490,000

     If the participant chooses to retire prior to age 65, his benefit will be subject to a reduction for proration of length of service and early retirement. Based on current compensation, ages and years of service, if Mr. Chapman and Mr. Braun would have elected early retirement at the end of 2001, Mr. Chapman and Mr. Braun would have been eligible for an annual benefit of $10,945 and $0, respectively, prior to any offset from their qualified retirement plan accounts.

COMPENSATION OF DIRECTORS

     In 2001, each Director received a fee of $20,000 for his or her services as such, which fee did not increase in 2002. In addition, each Director received a fee of $1,500 for each Board meeting attended. For 2001 and 2002, members of the Audit and Compensation Committees received or will receive $1,000 for each meeting attended, and for the same time period, members of the Investment and Planning Committees will receive $1,200 and $1,500, respectively, for each such committee meeting attended.

     Director's fees are not paid to Mr. Chapman. The fees paid to all other Directors totaled $240,400 in 2001.

     During 1997, the Company adopted the Stock Plan for Non-Employee Directors. Pursuant to this Plan, in January 2001 each Director not employed by the Company was granted 1,000 shares of restricted stock and stock options to purchase 5,000 shares. In future years, each eligible Director will receive additional stock options to purchase 5,000 shares and annual grants of 1,000 shares of restricted stock. All of the options have an option exercise price equal to the fair value of the shares at the time the options were granted. The options granted to a Director under this Plan may not be exercised more than 10 years after the date the options are granted. Option awards generally become exercisable in three equal installments on the first three anniversaries of the date of grant, so that one-third of the shares subject to the options will first become available for purchase by the Director on each of these anniversaries. Restricted stock awards generally become vested on the six month anniversary of the date of the grant. The other terms of these awards are set forth in detail in the Stock Plan for Non-Employee Directors.

REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board is generally responsible for determining the nature and amount of compensation for Executive Officers. The Committee currently consists of three non-employee directors, Pier C. Borra, Jeffrey H. Donahue and Richard A. Unverferth. During the year ended December 31, 2001, the Compensation Committee of the Board met three times. The Compensation Committee utilizes the services of FPL Associates, a nationally recognized executive compensation consulting firm, to assist the Compensation Committee in reviewing and developing the Company's executive compensation program. Based largely on comparative compensation information provided by FPL Associates, which included a detailed survey of the compensation practices of other REITs in the health care industry, the Compensation Committee believes that the Company's executive compensation program remains within the market range for the Company's peer group of companies, and is well-designed to support the Company's incentive-based compensation philosophy.

     The Compensation Committee believes that compensation for the Chief Executive Officer and other Executive Officers should be generally competitive with other REITs in order to retain and attract top management. The three key components of the Company's Executive Officer compensation system are annual salaries, annual incentive bonuses and long-term incentives. In determining compensation for each of these three components, the Compensation Committee reviewed and considered data compiled by the Company's compensation consultants on salary, bonus and incentive compensation paid to executive officers by a number of peer groups with which the Company was compared.

     The Executive Officers' base salaries are established in their employment agreements and the Compensation Committee may adjust those base salaries from time to time, as it deems appropriate. For 2002, following discussions with the Chief Executive Officer and the Company's compensation consultants, the Compensation Committee approved salary increases for each Executive Officer, providing an adjustment for increased cost of living and to keep their compensation levels consistent with the pay levels other peer-group REITs provide for similar executive officer positions.

     Annual bonus compensation payments are based on attaining certain financial and non-financial business objectives of the Company on an annual basis. The 2001 bonuses for the Executive Officers were based on the 2001 program of performance goals approved by the Compensation Committee. For 2001, goals related in part to creating value for the Company's stockholders and debtholders, including efforts to maintain and pursue improvements to the Company's credit ratings, improve the Company's portfolio and increase real property owned, as well as the Committee's subjective appraisal of each officer's satisfaction of certain individual non-financial goals.

     Long-term incentives are primarily based on more closely aligning incentives with increasing stockholder value, individual performance and an individual's potential contributions to the Company's profitability and long-term growth. The Company's 1995 Stock Incentive Plan is the Company's primary vehicle for providing long-term incentive compensation, and is intended to enable the Company to continue to provide its Executive Officers and other key employees with competitive equity-based compensation in order to create appropriate long-term incentives. Under the terms of the Company's 1995 Stock Incentive Plan, the Compensation Committee has authority to approve stock option awards, restricted shares or other equity-based incentive awards to Executive Officers and key employees and to determine the terms of these awards.

     At its December 2001 meeting, the Compensation Committee granted Executive Officers of the Company stock options to purchase an aggregate of 400,750 shares, as well as an aggregate of 57,250 shares of restricted stock, the same number of option and restricted stock shares as in 2000. The Compensation Committee's decision to grant these stock options and restricted stock awards was based on, among other things, the Company's success during the fiscal year ended December 31, 2001, including obtaining new capital through both debt and equity offerings, increasing the market valuation of the Company's stock and total return for stockholders, increasing new investments from the prior year, and improving the Company's portfolio through increased real property owned, as well as the Compensation Committee's subjective evaluation of the individuals' past and expected future contributions to the Company's long-term performance, and the Compensation Committee's goal of increased stock retention by Executive Officers.

     At its October 2001 meeting, the Compensation Committee increased Mr. Chapman's annual base salary for 2002 from $454,230 to $467,857, an increase based upon the recommendation of the Committee's consultants, in light of the base salaries paid to CEOs of similarly situated REITs and increases in the cost of living during the prior year. In addition to his base salary, Mr. Chapman was eligible in 2001 to receive an annual bonus based on a percentage of his annual base salary, with the percentage earned to depend on achievement of the performance goals established by the Committee early in 2001. For 2001, these goals related in part to creating value for the Company's stockholders and debtholders, and obtaining better access to the capital markets for the Company, by developing an approach to improve the capital markets' recognition of the Company's strengths, maintaining and pursuing improvements to the Company's credit ratings, and improving the Company's portfolio, as well as Mr. Chapman's satisfaction of certain individual non-financial goals. In evaluating Mr. Chapman's performance, the Committee noted the increase in the Company's stock price during a difficult year, the 63% total return for stockholders for the year, the successful debt and equity offerings completed by the Company during 2001, the increase in new investments from the prior year, and the improvements in the Company's portfolio, including achievement of equity REIT status. Based upon Mr. Chapman's achievement of the specified goals and his overall performance in 2001, he was awarded an annual bonus of $454,230, 100% of his annual base salary. The Compensation Committee believes that the amount of Mr. Chapman's compensation is consistent with general compensation levels within the healthcare REIT industry and appropriate in view of the Company's performance in 2001.

     The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the Executive Officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee will strive to provide Executive Officers with attractive, well-designed compensation packages that will generally preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of an Executive Officer's vesting or exercise of previously granted rights. Moreover, interpretations of any changes in the tax laws and other factors beyond the Compensation Committee's control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments to Executive Officers and benefits to the extent reasonably practical and to the extent consistent with its other compensation objectives, but reserves the right to make incentive-based awards not exempt from these limits where such awards are appropriate and will not have material impact on stockholder value.

     The Compensation Committee is committed to maintaining a compensation program that appropriately aligns the Company's executive compensation with corporate performance and the interests of its stockholders. The Compensation Committee periodically reviews its program in order to make any further changes it considers necessary to achieve such objectives.

Pier C. Borra, Compensation Committee Chair
Jeffrey H. Donahue, Compensation Committee Member
Richard A. Unverferth, Compensation Committee Member
March 29, 2002

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly percentage change and the cumulative total stockholder return on the Company's shares against the cumulative total return of the S & P Composite-500 Stock Index and the NAREIT Hybrid Index. Nine companies comprise the NAREIT Hybrid Index. The Index consists of REITs identified by NAREIT as hybrid (those REITs which have both mortgage and equity investments). The graph also presents data for the NAREIT Equity Index since the Company attained equity REIT status in 2001. One hundred fifty companies comprise the NAREIT Equity Index. Upon written request to the Vice President/Corporate Secretary, Health Care REIT, Inc., One SeaGate, Suite 1500, P.O. Box 1475, Toledo, Ohio, 43603-1475, the Company will provide stockholders with the names of the component issuers. The data are based on the last closing prices as of December 31 for each of the five years. 1996 equals $100 and dividends are assumed to be reinvested.
[PERFORMANCE GRAPH]

                           12/31/96      12/31/97      12/31/98      12/31/99      12/31/00      12/31/01
S & P 500                   100.00        133.36        171.48        207.56        188.66        166.24
Company                     100.00        107.50        116.58        134.08        153.34        168.08
Hybrid                      100.00        110.75         73.07         46.84         52.28         78.81
Equity                      100.00        120.26         99.21         94.63        119.58        136.24

     Except to the extent the Company specifically incorporates this information by reference, the foregoing Report of the Compensation Committee and Stockholder Return Performance Presentation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934. This information shall not otherwise be deemed filed under such Acts.

SECTION 16(a) COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own beneficially more than 10% of the shares of common stock of the Company, to file reports of ownership and changes of ownership with the Securities and Exchange Commission and The New York Stock Exchange. Copies of all filed reports are required to be furnished to the Company pursuant to

Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Directors and Executive Officers complied with all applicable filing requirements during the fiscal year ended December 31, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has provided direct loans and credit enhancements to two partnerships in connection with two assisted living and retirement facilities. First Toledo Corporation, of which Mr. Thompson owns 50%, serves as a general partner in each partnership. The partnership structures facilitated industrial development bond financing. Credit enhancements were provided in the form of the Company's agreement to purchase the facilities or the bonds in the event of default by the partnerships. The Company has contingent obligations under the agreements to purchase, which currently total $7,925,000. For the years ended 2001, 2000 and 1999, the Company received $177,000, $177,000, and $177,000, respectively, in connection with its contingent obligations pursuant to the agreements to purchase. An affiliate of Mr. Thompson, Kingston HealthCare Company ("Kingston") operates both facilities. For the years ended 2001, 2000 and 1999, the Company recorded interest income with respect to these facilities of $108,000, $153,000, and $148,000, respectively. All of the related party matters were approved by a majority of Directors unaffiliated with the transactions. For the years ended December 31, 2001, 2000 and 1999, revenues from related parties totaled $285,000, $499,000, and $1,156,000, or .21%, .36%, and .90%, respectively, of the revenues of the Company.

                 PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP served as independent auditors of the Company for the year ended December 31, 2001 and has been selected by the Company to serve as its independent auditors for the year ending December 31, 2002. Ernst & Young LLP has served as independent auditors of the Company since the Company's inception in 1970. Although the submission of this matter for approval by stockholders is not legally required, the Board believes that such submission follows sound business practice and is in the best interests of the stockholders. If this appointment is not ratified by the holders of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting, the Directors will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2003 because of the difficulty and expense of making a substitution. The 2001 annual audit fees were $110,000. Fees for all other services totaled $229,875, including audit related services of $67,100. Audit related services include fees for accounting consultations and SEC registration statements. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     THE MANAGEMENT AND THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP. The affirmative vote of a majority of the shares of voting securities present in person or by proxy at the Annual Meeting will be required for such ratification.

                               VOTING PROCEDURES

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power for the other proposal and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting, but are not counted for purposes of determining the number of shares entitled to vote with respect to any proposal for which the broker lacks discretionary authority.

                                 OTHER MATTERS

     Management is not aware of any matters to be presented for action at the Annual Meeting other than the matters set forth above. If any other matters do properly come before the meeting or any adjournment thereof, it is intended that the person named in the proxy will vote in accordance with his judgment on such matters.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE 2003 ANNUAL MEETING

     The Board of Directors requests that any stockholder proposals intended for inclusion in the Company's proxy materials for the 2003 Annual Meeting be submitted to Erin C. Ibele, Vice President and Corporate Secretary of the Company, in writing no later than November 29, 2002. Unless the Company has been given written notice by February 12, 2003 of a stockholder proposal to be presented at the 2003 Annual Meeting other than by means of inclusion in the Company's proxy materials for the Meeting, persons named in the proxies solicited by the Board of Directors for the Meeting may use their discretionary voting authority to vote against the proposal.

                                          BY THE ORDER OF THE BOARD OF DIRECTORS

                                          Erin C. Ibele
                                          Vice President and Corporate Secretary

                               HEALTH CARE REIT, INC.

                      PROXY SOLICITED BY THE BOARD OF DIRECTORS

                 The undersigned hereby appoints G. L. Chapman with full
            power of substitution, to vote all shares of voting
P securities of Health Care REIT, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of the
R Stockholders of the Company to be held on Thursday, May 2, 2002 or any adjournments thereof.
O
                 YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE
X                      TAKING OF A VOTE ON THE MATTERS HEREIN.

Y                Returned proxy cards will be voted: (1) as specified on
            the matters listed below; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting.

                                     (Over)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                                                            PLEASE MARK     X
                                                            YOUR CHOICE
                                                            LIKE THIS
                                                            IN BLUE OR
                                                            BLACK INK.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. THE MANAGEMENT AND THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMEND VOTES "FOR" ALL OF THE FOLLOWING.

                                         WITHHOLD
                             FOR ALL      FOR ALL                                         FOR AGAINST ABSTAIN
1. Election of three           [ ]          [ ]    2. Ratification of the appointment of  [ ]   [ ]     [ ]    3. With discretionary
   Directors for a                                    Ernst & Young LLP as independent                            authority on any
   term of three years:                               auditors for the fiscal year 2002.                          other business
                                                                                                                  that may properly
     WILLIAM C. BALLARD, JR.,                                                                                     come before the
     PETER J. GRUA                                                                                                meeting or any
     R. SCOTT TRUMBULL.                                                                                           adjournment
                                                                                                                  thereof.
     TO WITHHOLD AUTHORITY TO VOTE FOR ANY
     NOMINEE, PLEASE WRITE THE PERSON'S NAME
     IN THE FOLLOWING SPACE:

     -----------------------                                                                            ----
                                                                                                            |
                                                                                                            |
    Signature  __________________________________  Signature if Held Jointly  __________________________________ Date ________, 2002
    Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate or partnership proxies should be signed by an authorized person with the person's title indicated.



--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -